EXHIBIT 10.18

July 6, 2007

Mark Frost

Re: Separation Agreement and General Release

Dear Mark,

This letter sets forth the terms of our agreement (the “Agreement”) with respect to your separation from employment with Saba Software, Inc. (“Saba”) on July 6, 2007 (the “Separation Date”).

You acknowledge that you have received your final wages including any commissions or bonuses due, and your accrued but unused personal time off earned through the Separation Date, less authorized and required deductions. Except as provided below with respect to health coverage, as of the Separation Date, all compensation, including bonuses, commissions, draws and all other benefits and perquisites of employment will cease.

Please note that your health coverage will terminate on the last day of the month in which the Separation Date occurs. You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Additional information concerning your COBRA rights will be provided separately.

Though under no legal obligation to do so, in consideration of your covenants and understandings included in this Agreement, Saba will provide you with six additional payments of $11,041.67 equaling $66,250.02. This represents three months of your regular base salary as of the Separation Date, less authorized and required deductions[and (ii) reimburse you for 100% of your personal COBRA premiums and for 80% of your dependants COBRA premiums through July 31, 2008, or until the time that you obtain alternative employment, whichever occurs first. You agree to notify Saba of your acceptance of employment with another company within five days of such acceptance]. The Separation Payment represents three months of your regular base salary as of the Separation Date. If you do not accept this Agreement as provided below, you will not be eligible for the Separation Payment [or COBRA reimbursement].

You and your representatives completely release Saba, its affiliated, related, parent or subsidiary corporations, and its present and former directors, officers, and employees from all claims of any kind, known and unknown, which you may now have or have ever had against Saba, including claims for compensation, bonuses, severance pay, stock options, and all claims arising from your employment with Saba or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction, and under any applicable state, federal or other law (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act (or the analogous law(s) of any other state), the Worker Adjustment Retraining Notification Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation, and any claims for attorneys fees and costs.

You agree that your release of claims in the foregoing paragraph includes a knowing and voluntary waiver of any rights you may have under the Age Discrimination in Employment Act (the “ADEA”). You acknowledge that you have been given an opportunity to consider for forty five (45) days the terms of this Agreement, although you may sign beforehand, and that you are advised by Saba to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing this Agreement by so indicating in a letter addressed to Moddy Wong, Human Resources Generalist, Saba, 2400 Bridge Parkway, Redwood Shores, CA 94065, but that your waiver of any other claims will become effective when you sign this Agreement. No funds shall be paid pursuant to this Agreement until the seven (7) day revocation period has expired. You further agree that any change to this Agreement, whether material or immaterial, will not restart the review period.

You expressly agree that the terms of this Agreement extend to claims which you do not know or suspect to exist in your favor at the time of executing this Agreement, which if known by you would have materially affected your decision to enter into this Agreement. Accordingly, you hereby waive any and all rights or claims you may now have, or in the future may have against Saba under the terms of Section 1542 of the California Civil Code.1

You agree not to disclose any know-how, confidential, or proprietary information belonging to Saba or acquired by you during your employment with Saba as described in the Employee Proprietary Information and Inventions Agreement (“Non-Disclosure Agreement”). You acknowledge that the Non-Disclosure Agreement entered into by you on September 13, 2005 remains in effect after your employment with Saba ends.

You represent that you have returned to Saba all Saba property (including without limitation, computers, software, keys to all offices and facilities, mobile telephones, employee handbooks, business cards, client files, corporate credit cards, telephone calling cards, files, sales material) in your possession and you have not retained any reproductions of these items.

You understand and agree that this Agreement shall be maintained in strict confidence and that you have not and shall not disclose this Agreement or any of its terms to any other person unless required by law. You further agree that you have not and will not disparage (or encourage or induce others to disparage) Saba, its officers, directors, agents or employees or Saba’s products and services either in writing or orally.

You agree that until July 6, 2008 (one year from termination) you shall not, for yourself or any third party, directly or indirectly, (a) divert or attempt to divert from Saba any business of any kind, including, without limitation, the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (b) employ, solicit for employment or recommend for employment with a party other than Saba any Saba employee. You acknowledge that there is a substantial likelihood that the activities described in this paragraph would involve the unauthorized use or disclosure of Saba’s confidential information and that use or disclosure of such information would be extremely difficult to detect. You have accepted the limitations of this paragraph as a reasonably practicable and unrestrictive means of preventing such use or disclosure.

The parties agree that any and all disputes arising out of the terms of this Agreement or their interpretation, any of the matters herein being released, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties. If mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by final and binding arbitration before the American Arbitration Association under its Employment Dispute Resolution Rules. In any such arbitration, the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitrator’s award and shall be awarded its reasonable attorney’s fees and costs. Any dispute regarding the enforceability of this agreement to mediate and arbitrate will be governed by the Federal Arbitration Act, if applicable, and if not, then the arbitration act of the state in which you last worked for Saba.

1 Section 1542 of the California Civil Code provides as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

This Agreement is the entire agreement and understanding between you and Saba concerning its subject matter, replaces and supersedes any and all prior agreements and understandings between us, and may only be amended in writing signed by you and the President of Saba. If any term or portion of this Agreement shall be found to be unenforceable under applicable law, such finding shall not invalidate the whole Agreement, rather, such term or portion shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. You also agree that this Agreement is binding on you and your heirs, successors, and assigns and inures to the benefit of Saba and its successors and assigns.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you have been advised by Saba to consult with an attorney of your own choosing, have had a reasonable opportunity to do so, and are fully aware of the Agreement’s contents and legal effect; (c) that you have chosen to enter into this agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Saba other than those contained in this Agreement, and (d) that you are fully aware of the Agreement’s contents and legal effect.

If this letter comports with your understanding of our Agreement, please sign on the line provided below and return the original to Juanita Duncan, Human Resources, Saba, 2400 Bridge Parkway, Redwood Shores, CA 94065, in a confidential envelope.

Sincerely,

/s/ Terry Dyckman
For Saba Software, Inc.

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ Mark Frost	05 July 2007
Mark Frost	Date